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                                                                     Exhibit 5.1

                                              December 5, 2000

Cambridge Technology Partners (Massachusetts), Inc.
8 Cambridge Center
Cambridge, Massachusetts 02142

   Re: S-3 Registration Statement

Ladies and Gentlemen:

   We are counsel to Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the sale to the public of up to an aggregate of 277,527 outstanding shares of the Company's Common Stock, $.01 par value per share (the "Shares"), being sold by a certain stockholder of the Company.

   We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate for the purposes of rendering this opinion.

   Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ Testa, Hurwitz & Thibeault, LLP
                                          _____________________________________
                                          TESTA, HURWITZ & THIBEAULT, LLP